                                                                    EXHIBIT 99.1

                                              AS AMENDED THROUGH JANUARY 1, 1997

                           INTERSTATE HOTELS COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN

     1. PURPOSE. This Employee Stock Purchase Plan (the "Plan") is intended to advance the interests of Interstate Hotels Company (the "Company") and its shareholders by strengthening the Company's ability to attract and retain employees who have the training, experience and ability to enhance the profitability of the Company and to reward employees of the Company and its subsidiaries upon whose judgment, initiative and effort the successful conduct and development of their business largely depend. It is further intended that stock purchase rights issued pursuant to this Plan will constitute options issued pursuant to an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

     2. ADMINISTRATION. The Plan will be administered by the Compensation Committee of the Board of Directors or such other committee of not less than two members of the Board of Directors appointed by the Board of Directors (the "Committee"). The majority of the Committee will constitute a quorum, and the action of a majority of the members of the Committee present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Committee.

       The interpretation and construction by the Committee of any provision of the Plan or of any stock purchase right granted under it will be final. The Committee may establish any policies or procedures which in the discretion of the Committee are relevant to the operation and administration of the Plan and may adopt rules for the administration of the Plan. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any stock purchase right granted under it.

     3. ELIGIBILITY. All employees (as defined below) of the Company or of any subsidiary (as defined below) of the Company who have completed at least 12 consecutive months of employment on the date of any grant of stock purchase rights pursuant to the Plan will be offered stock purchase rights under the Plan to purchase the Company's common stock ("Common Stock"), except that no employee will be granted a stock purchase right under the Plan if, immediately after the stock purchase right was granted, such employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. For purposes of this paragraph, stock ownership of an individual will be determined under the rules of Section 424(d) of the Code, and stock which the employee may purchase under outstanding stock purchase rights will be treated as owned by the employee.

       For purposes of the Plan, the term "employee" will exclude any employee whose customary employment is not for more than 20 hours per week or more than five months per calendar year, and the term "subsidiary" will mean any corporation that the

Company controls, through one or more intermediaries, by ownership of 50% or more of such corporation's outstanding voting securities.

     4. STOCK. The stock subject to the stock purchase rights granted under the Plan will be shares of authorized but unissued or reacquired Common Stock. The aggregate number of shares which may be purchased under the Plan may not exceed 500,000 shares of Common Stock. In the event that the number of shares subject to stock purchase rights to be granted pursuant to any offering under the Plan exceeds the number of shares available to be purchased under the Plan, the shares available to be purchased will be allocated on a pro rata basis among the stock purchase rights to be granted.

     5. TERMS AND CONDITIONS OF STOCK PURCHASE RIGHTS. Stock purchase rights granted pursuant to the Plan will be evidenced by agreements in such form as the Committee will from time to time approve, provided that all employees granted such stock purchase rights will have the same rights and privileges (except as otherwise provided in subparagraphs (a) and (e) below), and provided further that such stock purchase rights will comply with and be subject to the following terms and conditions:

         (a) Number of Shares. Each stock purchase right granted hereunder will state the number of shares of Common Stock covered thereby. Such number will be determined, prior to the date of granting of such stock purchase right, with respect to the employee to whom the stock purchase right is offered, in accordance with uniform policies and procedures established by the Committee; provided, however, that the maximum number of shares covered by a stock purchase right may not be greater than the number of shares determined by dividing 8% of the employee's compensation (as defined below) during the term of the stock purchase right by 85% of the fair market value of one share on the date of grant.

         For purposes of the Plan, the term "compensation" will mean an employee's base pay (including vacation and sick pay), overtime, commissions and service charges paid to an hourly or salaried employee, including any adjustments which occur during a calendar year. Compensation will also include any contributions made on behalf of an employee by the Company or any subsidiary pursuant to a deferral election under any cash or deferred arrangement that satisfies the requirements of Section 401(k) of the Code or any cafeteria plan that satisfies the requirements of Section 125 of the Code. Compensation will not include any bonuses or other forms of special or extraordinary compensation, nor will it include deferred compensation, stock, stock options, stock appreciation rights or other distributions which receive special tax benefits. Notwithstanding the foregoing, the Committee, in its discretion, will have the authority to modify, with respect to all employees, the forms of compensation taken into account under the Plan, provided that such modification complies with Section 423(b)(5) of the Code. In addition, the Committee, in its discretion, may set a maximum aggregate number of shares (subject to Section 4 of the Plan) which may be purchased under stock purchase rights granted pursuant to an offering. If participating employees elect to withhold funds from their compensation and/or to reinvest dividends sufficient to purchase shares in excess of such maximum number, the number of shares purchased by employees under each such stock purchase right will be reduced on a pro rata basis.

         (b) Purchase Price. Each stock purchase right will state the stock purchase right purchase price. For 1996, the purchase price will be the initial public offering price per share of the Common Stock. Thereafter, the purchase price will be the determined by the Committee twice per calendar year and will be expressed as a percentage of the closing sales prices of shares of Common Stock quoted on the Composite Transactions tape of the New York Stock Exchange. Notwithstanding the foregoing, the purchase price may not be less than the lesser of 85% of the fair market value per share of the Common Stock on the date of the granting of the stock purchase right or 85% of the fair market value per share on the exercise date (as defined in Section 5(d) of the Plan). Subject to the foregoing, the Committee will have full authority and discretion in fixing the purchase price.

         (c) Medium and Time of Payment. The purchase price will be payable in full in United States dollars, pursuant to uniform policies and procedures established by the Committee, not later than the exercise date (as defined in Section 5(d) of the Plan) of such stock purchase right. The funds required for such payment will be derived from regular withholding from an employee's compensation in approximately equal installments over the term of the stock purchase right or such other period as may be approved by the Committee. No interest will accrue on the employee funds held by the Company. An employee will have the right at any time to cancel his stock purchase right (in whole, but not in part) and to obtain a refund of amounts withheld from his compensation by the Company by submitting a written request to the Company, provided that such request is received by the Company prior to the applicable exercise date. Such withheld amounts will thereafter be paid to the employee within a reasonable period of time. No interest will accrue on such amounts.

         (d) Term of Stock Purchase Right. The date on which the Common Stock covered by a stock purchase right is to be purchased by the employee (the "exercise date") will be the last day of the term of the stock purchase right. The Committee, in its discretion, may establish the term of each stock purchase right granted hereunder, provided that in no event may any term be in excess of one year or be less than one month from the date of grant, and provided further that all stock purchase rights granted to employees pursuant to any offering under the Plan must be for the same term. Except to the extent a stock purchase right has been cancelled by an employee prior to the exercise date, it will be deemed automatically exercised on the exercise date to the extent of all payments received from the employee.

         (e) Accrual Limitation. No stock purchase right may permit the rights of an employee to purchase stock under all "employee stock purchase plans" (as defined in the Code) of the Company to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time the stock purchase right is granted) for each calendar year in which the stock purchase right is outstanding at any time. For purposes of this Section 5(e), (i) the right to purchase stock under a stock purchase right accrues when the stock purchase right (or any portion thereof) first becomes exercisable during the calendar year, (ii) the right to purchase stock under a stock purchase right accrues at the rate provided in the stock purchase right, but in no case may such rate exceed $25,000 of fair market value of such stock (determined at the time such stock purchase right is granted) for any one calendar year and (iii) a right to purchase stock which has accrued under a stock purchase right granted pursuant to the Plan may not be carried over to any other stock purchase right.

         (f) Termination of Employment. If a participating employee ceases to be employed by the Company or any subsidiary of the Company for any reason (including death) before the exercise date, such employee's right to have his stock purchase right exercised will be terminated. Any dividends to be used for payment or amounts withheld from the employee's compensation for purposes of the Plan which remain in an employee's account will be refunded. No interest will accrue on such amount.

         (g) Transfer of Stock Purchase Right. No stock purchase right may be transferred or assigned by a participating employee.

         (h) Adjustments. The Committee may make or provide for such adjustments in the purchase price and in the number or kind of shares of the Common Stock or other securities covered by outstanding stock purchase rights as the Committee, in its sole discretion, may determine is equitably required to prevent dilution or enlargement of the rights of participating employees that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced, except that in no event may the Committee substitute such alternative consideration that would disqualify this Plan as an "employee stock purchase plan" within the meaning of Section 423 of the Code. The Committee may also make or provide for such adjustments in the number or kind of shares of the Common Stock or other securities which may be sold under the Plan as the Committee, in its sole discretion, may determine is appropriate to reflect any transaction or event described in clause (i) of the preceding sentence.

             The grant of a stock purchase right pursuant to the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes in its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell or transfer all or any part of its business or assets.

         (i) Rights as a Stockholder. A participating employee will have no rights as a shareholder with respect to any Common Stock covered by a stock purchase right hereunder until the exercise date following payment in full. No adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such exercise, except as provided in
Section 5(h) of the Plan.

         (j) Nondistribution Purpose. Unless the shares of Common Stock subject to stock purchase rights under the Plan are registered under the Securities Act of 1933, as amended (the "Securities Act"), each stock purchase right under the Plan will be granted on the condition that the purchases of shares thereunder may not be made with a view to resale or distribution or any participation therein. Resales of such shares without registration under the Securities Act may not be made unless, in the opinion of counsel for the Company, such resale is permissible under the Securities Act and any other applicable law, regulation or rule of any governmental agency.

         (k) Fractional Shares. An employee's stock purchase right may be exercised to purchase fractional shares of Common Stock under the Plan. The Company, however, will have the right to pay cash in lieu of any fractional shares of Common Stock to be distributed from an employee's account under the Plan.

         (l) Other Provisions. The stock purchase right agreements authorized under the Plan will contain such other provisions as the Committee may deem advisable, provided that no such provisions may in any way be in conflict with the terms of the Plan.

     6. TERM OF PLAN. Stock purchase rights granted pursuant to the Plan will be granted within a period of 10 years from the date the Plan is adopted by the Board of Directors.

     7. AMENDMENT OR TERMINATION OF THE PLAN. The Plan may be amended from time to time by the Board of Directors of the Company, but without further approval of the Company's stockholders, no such amendment may increase the aggregate number of shares of Common Stock that may be issued and sold under the Plan (except that adjustments authorized by the last sentence of the first paragraph of Section 5(h) of the Plan will not be limited by this provision) or change the designation of Section 3 of the class of employees eligible to receive stock purchase rights. Furthermore, the Plan may not, without further approval of the stockholders, be amended in any manner that would cause stock purchase rights issued under it to fail to meet the requirements applicable to "employee stock purchase plans" as defined in Section 423 of the Code. The Plan may be terminated at any time by the Board of Directors of the Company, subject to the outstanding stock purchase rights of participating employees.

     8. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to stock purchase rights granted under the Plan will be used for general corporate purposes.

     9. APPROVAL OF STOCKHOLDERS. The Plan will not take effect until adopted by the unanimous written consent of the holders of all of the shares of Common Stock, or the affirmative vote of the holders of a majority of the shares of Common Stock actually voting on the Plan in person or by proxy at a meeting at which a quorum representing a majority of the outstanding Common Stock is present in person or by proxy, which approval must occur within the period of 12 months before and 12 months after the date the Plan is adopted by the Board of Directors.